Exhibit 99.2

Allegheny Technologies Declares Quarterly Dividend

PITTSBURGH--(BUSINESS WIRE)--December 10, 2015--Allegheny Technologies Incorporated (NYSE:ATI) announced today that its Board of Directors declared a quarterly cash dividend of $0.08 per share of common stock. The dividend is payable on December 30, 2015 to stockholders of record at the close of business on December 21, 2015.

“Challenging market conditions continue to impact our Flat Rolled Products (FRP) segment standard stainless steel sheet and Grain-Oriented Electrical Steel (GOES) products,” said Rich Harshman, ATI’s Chairman, President and CEO. “As a result, we are reducing our quarterly cash dividend to $0.08 per share from $0.18 per share in the previous quarter.

“As a result of actions we are taking, including cost reductions and limiting capital spending, we expect to have a solid liquidity position in 2016. We expect our High Performance Materials and Components segment to achieve significant profitable growth over the next several years, beginning in 2016, largely due to improving demand from the commercial aerospace market and cost reduction actions that have already been implemented. In addition, as announced earlier today, we are taking rightsizing actions to align our Flat Rolled Products operations to the current and expected intermediate-term challenging market conditions impacting our standard stainless steel sheet and GOES products. These actions are designed to return our FRP segment to sustainable profitability as soon as the second half of 2016.”

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.0 billion for the twelve months ended September 30, 2015. At September 30, 2015, ATI had approximately 9,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil & gas/chemical and hydrocarbon process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan Greenfield, 412-394-3004